EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

by and between

WELLS/ORANGE COUNTY ASSOCIATES,

a Georgia joint venture

and

ITZHAK SHABTAI AND NEVONA SHABTAI, TRUSTEES OF ITZHAK AND

NEVONA SHABTAI FAMILY TRUST DATED JULY 19, 2002,

a California family trust

Property Name: Cort Building

Location: Orange County, State of California

Effective Date: MAY 30, 2003

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE OF PROPERTY		7

ARTICLE 3 PURCHASE PRICE		8

3.1	Earnest Money Deposit	8
	3.1.1 Payment of Deposit	8

	3.1.2 Applicable Terms; Failure to Make Deposit	8

3.2	Cash at Closing	8

ARTICLE 4 TITLE MATTERS		8

4.1	Title to Real Property	8

4.2	Title Defects	8
	4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights	8
	4.2.2 Discharge of Title Exceptions	9
	4.2.3 No New Exceptions	9

4.3	Title Insurance	10

ARTICLE 5 BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY		10

5.1	Buyer’s Due Diligence	10
	5.1.1 Access to Property	10
	5.1.2 Limit on Government Contacts	11

5.2	As-Is, Where-Is, With All Faults Sale	11

5.3	Termination of Agreement During Due Diligence Period	12

5.4	Buyer’s Certificate	12

ARTICLE 6 ADJUSTMENTS AND PRORATIONS		12

6.1	Lease Rentals and Other Revenues	12
	6.1.1 Rents	12
	6.1.2 Other Revenues	13

6.2	Lease Expenses	13

6.3	Real Estate and Personal Property Taxes	13
	6.3.1 Proration of Ad Valorem Taxes	13
	6.3.2 Insufficient Information	14
	6.3.3 Special Assessments	14
	6.3.4 Tenant Reimbursements	14
	6.3.5 Reassessments	15

6.4	Other Property Operating Expenses	15

6.5	Closing Costs	15

6.6	Cash Security Deposits	16

6.7	Delayed Adjustment; Delivery of Operating and Other Statements	16

ARTICLE 7 CLOSING		16

7.1	Closing Date	16

7.2	Title Transfer and Payment of Purchase Price	16

7.3	Seller’s Closing Deliveries	17
	(a) Deed	17
	(b) Bill of Sale	17
	(c) Assignment of Tenant Leases	17
	(d) Assignment of Intangible Property	17
	(e) Notice to Tenants	17
	(f) Non-Foreign Status Affidavit	17
	(g) Evidence of Authority	17
	(h) Closing Statement	17
	(i) Title Affidavit	17
	(j) Other Documents	17
	(k) Letters of Credit as Tenant Security Deposits	17
	(l) Tax Returns	18
	(m) Keys and Original Documents	18

7.4	Buyer Closing Deliveries	18
	(a) Purchase Price	18
	(b) Assignment of Leases	18
	(c) Assignment of Intangible Property	18
	(d) Buyer’s As-Is Certificate	18
	(e) Evidence of Authority	18
	(f) Closing Statement	18
	(g) Other Documents	18
	(h) Tax Returns	19

ARTICLE 8 CONDITIONS TO CLOSING		19

8.1	Conditions to Seller’s Obligations	19
	(a) Corporate Approval	19
	(b) Representations True	19
	(c) Buyer’s Financial Condition	19
	(d) Buyer’s Deliveries Complete	19

8.2	Conditions to Buyer’s Obligations	19
	(a) Representations True	19
	(b) Title Conditions Satisfied	19
	(c) Seller’s Deliveries Complete	20

8.3	Waiver of Failure of Conditions Precedent	20

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ARTICLE 9 REPRESENTATIONS AND WARRANTIES		20

9.1	Buyer’s Representations	20
	9.1.1 Buyer’s Authorization	20
	9.1.2 Buyer’s Financial Condition	21

9.2	Seller’s Representations	21
	9.2.1 Seller’s Authorization	21
	9.2.2 Other Seller’s Representations	21

9.3	General Provisions	23
	9.3.1 No Representations as to Leases	23
	9.3.2 Seller’s Warranties Deemed Modified	23
	9.3.3 Notice of Breach; Seller’s Right to Cure	23
	9.3.4 Survival; Limitation on Seller’s Liability	24

ARTICLE 10 COVENANTS		24

10.1	Buyer’s Covenants	24
	.1.1 Confidentiality	24
	.1.2 Buyer’s Indemnity	25

10.2	Seller’s Covenants	25
	.2.1 Service Contracts	25
	.2.2 Maintenance of Property	26
	.2.4 Estoppel Letters; Subordination Agreements	26

10.3	Mutual Covenants	26
	.3.1 Publicity	26
	.3.2 Brokers	26
	.3.3 Tax Protests, Tax Refunds and Credits	27
	.3.4 Survival	27

ARTICLE 11 DEFAULT AND REMEDIES		27

11.1	Buyer Defaults	27

11.2	Seller Defaults	27

ARTICLE 12 CONDEMNATION/CASUALTY		28

12.1	Right to Terminate	28

12.2	Allocation of Proceeds and Awards	28

12.3	Insurance	29

12.4	Waiver	29

ARTICLE 13 ESCROW		29

13.1	Deposit	29

13.2	Delivery	29

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13.3	Failure of Closing	29

13.4	Stakeholder	29

13.5	Taxes	30

13.6	Execution by Escrow Agent	30

ARTICLE 14 LEASE EXPENSES		30

14.1	New Leases; Lease Modifications	30

14.2	Lease Enforcement	31

ARTICLE 15 MISCELLANEOUS		31

15.1	Buyer’s Assignment	31

15.2	Designation Agreement	31

15.3	Survival/Merger	32

15.4	Integration/Waiver	32

15.5	Governing Law	32

15.6	Captions Not Binding; Exhibits	32

15.7	Binding Effect	32

15.8	Severability	32

15.9	Notices	33

15.10	Counterparts	34

15.11	No Recordation	34

15.12	Additional Agreements; Further Assurances	34

15.13	Construction	34

15.14	Seller § 1031 Exchange	34

15.15	Maximum Aggregate Liability	35

15.16	Time of The Essence	35

15.17	Waiver of Jury Trial	35

15.18	Facsimile Signatures	35

15.19	Jurisdiction	35

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EXHIBITS

A.	Legal Description

B.	List of Contracts

C.	Form of Buyer’s As-Is Certificate and Agreement

D.	Form of Special Warranty Deed

E.	Form of Bill of Sale

F.	Form of Assignment of Tenant Leases

G.	Form of Assignment of Intangible Property

H.	Form of Notice to Tenants

I.	Form of Seller’s Non-Foreign Certificate

J.	Form of Seller’s Title Affidavit

K.	Tenant Estoppel Documents

L.	Litigation Notices, Contract Defaults, Governmental Violations

M.	List Of Tenants

N.	Not used

O.	List of Due Diligence Items to be Provided by Seller

- v -

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of MAY 30, 2003, by and between WELLS/ORANGE COUNTY ASSOCIATES, a Georgia joint venture (“Seller”), and ITZHAK SHABTAI AND NEVONA SHABTAI, TRUSTEES OF ITZHAK AND NEVONA SHABTAI FAMILY TRUST DATED JULY 19, 2002, a California family trust (“Buyer”).

W I T N E S S E T H:

For and in consideration of the covenants and agreements hereinafter set forth, the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Seller to Buyer and by Buyer to Seller upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

ARTICLE 1 - DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday, Sunday, or any federal or state of Georgia holiday. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer, any direct or indirect owner of any beneficial interest in Buyer, and any officers, directors, employees, agents, representatives and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean a date not later than (30) calendar days following the expiration of the Due Diligence Period, as the same may be extended pursuant to the express terms of this Agreement.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following:

appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property and to which Seller (or Seller’s managing agent) is a party (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements), all of which are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“deemed to know” (or words of similar import) shall have the following meaning: Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that: (i) any Buyer’s Representative knows of such fact or circumstance (or, as to any Seller’s Warranty, if any Buyer’s Representative has knowledge of information which is inconsistent with such Seller’s Warranty), or (ii) such fact or circumstance is disclosed by this Agreement, any documents executed by Seller for the benefit of Buyer in connection with the Closing, the Due Diligence Documents, any estoppel certificate executed by any tenant of the Property and delivered to Buyer or any Buyer’s Representatives, or any Buyer’s Reports (or, as to any Seller’s Warranty, if any of the foregoing contains information which is inconsistent with such Seller’s Warranty).

“Deposit” shall mean the sum of Fifty Thousand and No/100 Dollars ($50,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon.

“Designated Employees” shall mean F. Parker Hudson and Don Henry and Katie Clement.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Due Diligence Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller shall deliver to Buyer, as listed on Exhibit O attached hereto, or any of the other Seller Parties deliver or make available to Buyer or Buyer’ Representatives prior to Closing or which are otherwise obtained by Buyer or Buyer’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence Period” shall mean the period commencing on or prior to the execution of this Agreement and expiring thirty (30) days from the date of this Agreement, unless extended in accordance with Section 5.1.1 herein.

“Escrow Agent” shall mean First American Title Insurance Company, whose mailing address is 2 First American Way, Santa Ana, CA, Attention: MARIA MENA, in its capacity as escrow agent.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all leases for tenants of the Real Property on the Closing Date (including, without limitation, all New Leases).

“Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“LOI Date” shall mean May 18, 2003, the date of full execution of the letter of interest between Buyer and Seller with respect to the Property.

“Major Casualty/Condemnation” shall mean:

(a)	with respect to any condemnation or eminent domain proceedings that occurs after the date hereof, the portion of the Property that is the subject of such proceedings has a value in excess of One Million and no/100 Dollars ($1,000,000), as reasonably determined by Seller; or

(b)	with respect to any casualty that occurs after the date hereof, either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of One Million and no/100 Dollars ($1,000,000), as reasonably determined by Seller.

“New Leases” shall mean, collectively, any Lease entered into between the LOI Date and the Closing Date.

“Other Property Rights” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller: to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

“Owner’s Title Policy” shall mean an ALTA Owner’s Form of title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) in the form of the Title Commitment, in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Article 4 hereof and the right of Buyer to terminate this Agreement pursuant to Article 5 hereof: (a) applicable zoning and building ordinances and land use regulations, (b) all liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record, unless the same are caused or created by Seller in violation of the terms of Subsection 4.2.3, (c) such exceptions to title as are listed on Schedule B of the Title Commitment, including the Title Company’s standard printed exceptions, (d) such state of facts as disclosed in the Survey, (e) such state of facts as would be disclosed by a physical inspection of the Property of the nature of inspection which would be conducted in a Survey of the Property, (f) the lien of taxes and assessments not yet due and payable (it being agreed by Buyer and Seller that if any tax or assessment is levied or assessed with respect to the Property after the date hereof and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer), (g) any exceptions caused by Buyer or any Buyer’s Representative, (h) the rights of the tenants under the Leases, (i) any matters about which Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period, and (j) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof. Notwithstanding any provision to the contrary contained in this Agreement or any of the documents to be executed in connection herewith or pursuant hereto, any or all of the Permitted Exceptions may be omitted by Seller in the Deed (as defined in Subsection 7.3(a)) without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller contained in the Deed (which provisions shall survive the Closing and not be merged therein).

“Personal Property” shall mean all tangible personal property owned by Seller (excluding any computer software which either (a) is licensed to Seller, or (b) Seller deems proprietary), located on the Real Property and used in the ownership, operation and maintenance of the Real Property and all non-confidential books, records and files (excluding any appraisals, budgets, strategic plans for the Real Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller’s property manager which Seller deems proprietary) relating to the Real Property, which Buyer elects to assume hereunder. Buyer shall notify Seller in writing prior to the expiration of the Due Diligence Deadline whether Buyer elects not to assume any of the Personal Property in connection with the sale contemplated hereby.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; (d) if and to only the extent the same may be assigned or quitclaimed by Seller without any expense to Seller, the Contracts, and (e) the Other Property Rights.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.

“Purchase Price” shall mean the sum of Six Million Two Hundred Forty Thousand and No/100 Dollars ($6,240,000.00).

“Real Property” shall mean that certain parcel of real estate located at 10700 Spencer Avenue, Fountain Valley, Orange County, California and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Reimbursable Lease Expenses” shall mean, collectively, any and all costs, expenses and fees paid by Seller prior to Closing or costs, expenses and fees incurred by Seller prior to Closing arising out of or in connection with (a) any extensions, renewals or expansions under any Lease exercised or granted between the LOI Date and the Closing Date, and (b) any New Lease. Reimbursable Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the subject Lease after the date of any expansion, or (C) with respect to any New Lease, the entire initial term of any such New Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.

“Required Removal Exceptions” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer’s Representatives, and (b) are either:

(i)	liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) (“Monetary Liens”) which can be Removed by payment of liquidated amounts but only if such Monetary Liens have been created by written instrument signed by Seller or assumed by written instrument signed by Seller; or

(ii)	liens or encumbrances (including, but not limited to, Monetary Liens) created by Seller after the date of this Agreement in violation of Subsection 4.2.3.

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; or

(b)	with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.

“Seller’s Broker” shall mean Lee & Associates.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Employees and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Employees any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employees. There shall be no personal liability on the part of the Designated Employees arising out of any of the Seller’s Warranties.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Wells Real Estate Funds (e) any direct or indirect owner of any beneficial interest in Seller, (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 and the limited warranty of title set forth in the deed executed by Seller in connection with Closing as the same may be deemed modified or waived by Buyer pursuant to this Agreement.

“Survey” shall mean a certified boundary survey of the Property to be obtained as set forth in Article 4.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Title Commitment” shall mean that certain commitment to issue an Owner’s Policy of Title Insurance with respect to the Property to be issued by the Title Company.

“Title Company” shall mean First American Title Insurance Company.

“Title Documents” shall mean all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transaction contemplated by this Agreement.

“Wells” shall mean WELLS/ORANGE COUNTY ASSOCIATES, a Georgia joint venture, the Seller as described herein.

ARTICLE 2 - SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement.

3.1 Earnest Money Deposit.

3.1.1 Payment of Deposit. Upon the full and final execution of this Agreement Buyer shall make the Deposit in immediately available funds with Escrow Agent.

3.1.2 Applicable Terms; Failure to Make Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, at Seller’s option, Buyer shall be deemed to have elected to terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2 Cash at Closing. On the Closing Date, Buyer shall pay to Seller the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement.

ARTICLE 4 - TITLE MATTERS

4.1 Title to Real Property. Buyer shall use good faith and reasonable efforts to obtain the Title Commitment, copies of all of the Title Documents, and the Survey as soon as reasonably practicable after the date hereof. Buyer shall notify Seller when it receives any of the aforementioned documents and shall promptly furnish Seller copies of the same.

4.2 Title Defects.

4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a) Prior to the end of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions). In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that materially adversely affect Buyer’s title to the Real Property if such matters appear on any supplemental title reports or updates to the Title Commitment issued after the expiration of the Due Diligence Period and if such matters are placed of record after the effective date of the Title Commitment received prior to the expiration of the Due Diligence Period so long as such objection is made by

Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.

(b) If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Removal Exceptions. In addition, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any other Title Objections. To the extent that the same do not constitute Required Removal Exceptions, Seller may notify Buyer in writing after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same (and the failure to provide such notice within five (5) Business Days after the date of Buyer’s notice of Title Objections shall be deemed to constitute an election of Seller not to effect any such cure). If Seller elects not to Remove one or more Title Objections (or is deemed to have so elected), then, within five (5) Business Days after Seller’s election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c) If Seller is unable to Remove any Required Removal Exceptions or other Title Objection that it has previously elected to Remove prior to the Closing, Buyer may at Closing elect to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objection and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d) Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of the Removal of any Required Removal Exceptions or other Title Objections.

4.2.2 Discharge of Title Exceptions. If on the Closing Date there are any Required Removal Exceptions or any other Title Objections which Seller has elected in writing to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall cause the Title Company to Remove the same.

4.2.3 No New Exceptions. From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the

Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such instrument that is proposed prior to the end of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the end of the Due Diligence Period and the Closing.

4.3 Title Insurance. At Closing, the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1 Buyer’s Due Diligence.

5.1.1 Access to Property. Between the date hereof and the Closing Date Seller shall allow Buyer and Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants; and (b) Buyer shall not contact any tenant without Seller’s prior written consent;. Notwithstanding the foregoing, Buyer shall have the right to perform a standard “Phase I” environmental inspection of the Property, however, in no event shall Buyer be permitted to perform any invasive testing, or “Phase II” inspections of the Property without Seller’s prior written consent, which consent may withheld in Seller’s sole discretion. In addition, Seller has made available to Buyer copies of the property files of Seller and the management agent for the Property (other than those files containing confidential, proprietary or privileged materials), including without limitation those items listed on Exhibit O attached hereto, which specific items Seller has previously delivered to Buyer, with exception to the items described as item (c) of Exhibit O (i.e., schedules of pass-through rents for the tenants), which Seller shall deliver to Buyer within five (5) business days following the date of this Agreement. The Due Diligence Period shall be extended one(1) day for each day following the five (5) business day period for which Seller fails to deliver to Buyer the items listed as item (c) onExhibit O attached hereto. Buyer shall deliver promptly to Seller copies of all Buyer’s Reports. Buyer shall immediately return the Property to the condition existing prior to any tests and inspections. Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall obtain the following i) a policy of comprehensive general liability insurance, with a broad form contractual liability endorsement covering all indemnification obligations of Buyer hereunder, with a limit of not less than $1,000,000 per occurrence for bodily injury and property damage; (ii) automobile liability insurance policy covering owned, hired and non-owned vehicles, providing coverage of $1,000,000 single limit for bodily injury and property damage; (iii) worker’s compensation insurance policy in the statutory amounts required by law in the state where the Property is located; (iv) employers’ liability insurance policy in the amount of $1,000,000, and; (v) an excess umbrella liability policy for bodily injury and property damage in the amount of $10,000,000, the policies described above in subsections (i) through (v) insuring Buyer and Buyer’s Representatives, Seller, Property Manager as additional insureds, against any injuries or damages to persons or property that may result from or are related to Buyer’s and/or Buyer’s Representatives entry upon the Property, or any and all other activities undertaken by Buyer and/or Buyer’s Representatives..

5.1.2 Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property, Buyer shall not contact any governmental official or representative regarding hazardous materials on or the environmental condition of the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

5.2 As-Is, Where-Is, With All Faults Sale. Buyer acknowledges and agrees as follows:

(a) During the Due Diligence Period, Buyer has conducted and shall continue to conduct, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b) The Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(c) Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Due Diligence Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

(d) Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities. Notwithstanding the foregoing, such acknowledgment is not intended to, and shall not be construed to, (i) effect any assumption of liability as to matters which are not expressly assumed by Buyer in the documents executed by the parties in connection with the Transaction, or (ii) affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any of Seller’s Warranties.

5.3 Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller at any time prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to terminate this Agreement prior to 5:00 p.m. Eastern Time on the last day of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. Buyer and Seller each acknowledge and agree that Buyer shall have no additional period after the expiration of the Due Diligence Period to conduct further Due Diligence. If after the expiration of the Due Diligence Period Buyer conducts further Due Diligence, Buyer acknowledges and agrees that Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Article 5 after the expiration of the Due Diligence Period.

5.4 Buyer’s Certificate. Buyer shall deliver to Seller at the Closing, a certificate in the form of Exhibit C attached hereto and incorporated herein by this reference.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1 Lease Rentals and Other Revenues.

6.1.1 Rents. All collected Rents shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing. With respect to percentage rent due from any tenant, Buyer and Seller agree that at Closing estimated percentage rent shall be prorated for the calendar year in which the Closing occurs (even though the same may not have been collected as of the Closing) based upon the amount of percentage rent due from such tenant for the calendar year immediately prior to the calendar year in which the Closing occurs. After Closing, Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date (including, without limitation, any percentage rent that may be due with respect to any period of time prior to Closing, regardless of when the same is to be paid to the owner of the Property pursuant to the terms of the applicable Lease); provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

6.1.2 Other Revenues. Revenues from Property operations [other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), and pre-paid installments or other payments under Contracts (which shall be the sole property of Seller)] that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date. After Closing, Buyer shall make a good faith effort to collect any such revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein). Buyer shall not have an exclusive right to collect such revenues and Seller hereby retains its rights to pursue claims against any parties for sums due with respect to periods prior to the Closing Date.

6.2 Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof.

6.3 Real Estate and Personal Property Taxes.

6.3.1 Proration of Ad Valorem Taxes. Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are actually due and payable during Closing Tax Year, regardless of the year for which such taxes are assessed. As a result, if real estate or personal property taxes for the Property are paid in arrears (i.e., taxes paid during any Tax Year are assessed for or otherwise attributable to the previous Tax Year), there shall be no proration of real estate taxes assessed for or attributable to the Property for the Closing Tax Year (which would be due and payable during the following Tax Year). There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove and, as between Buyer and Seller, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing. The proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows: Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be 365; and Buyer shall be responsible for the remainder of such taxes.

6.3.2 Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the Closing Tax Year, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes due and payable during the Closing Tax Year differ from the amounts used at Closing and in accordance with the provisions of Section 6.7.

6.3.3 Special Assessments. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof.

6.3.4 Tenant Reimbursements. Notwithstanding the foregoing terms of this Article 6, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any real estate or personal property taxes or special assessments to the extent that Buyer is entitled after Closing to reimbursement of taxes and assessments, or the recovery of any increase in taxes and assessments, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased taxes and assessments from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such real estate or personal property taxes and assessments, and (b) the burden of collecting such reimbursements shall be solely on Buyer. Furthermore, Seller and Buyer acknowledge and agree that, notwithstanding any provision in any of the Leases to the contrary, the tax reimbursement payments to be paid by tenants of the Property during the Closing Tax Year are to be applied to pay the real estate taxes due and payable during the Closing Tax Year and, therefore, Buyer shall not receive a credit for any amounts due and payable by tenants of the Property prior to the Closing as real estate tax reimbursements.

6.3.5 Reassessments. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all Liabilities for such taxes. Such indemnity shall survive the Closing and not be merged therein.

6.4 Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing terms of this section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that Buyer is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such operating expenses, and (b) the burden of collecting such reimbursements shall be solely on Buyer.

6.5 Closing Costs. Buyer shall pay the following costs and expenses associated with the following: (a) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (b) all lenders’ fees related to any financing to be obtained by Buyer, (c) one half of all escrow or closing charges, (d) all premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy (including endorsements) exceeding the cost of the CLTA Owner’s Policy premium, and (e) the cost of the Survey (including any Survey costs incurred by Seller in anticipation of the sale of the Property). Seller shall pay the following costs and expenses associated with the Transaction: (i) the commission due Seller’s Broker, (ii) all fees due its attorneys, (iii) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions or to Remove any other Title Objections to the extent Seller specifically agrees in writing, at or prior to Closing, to cause Removal of such matter, it being understood for purposes of this sentence that nothing in this Agreement or any prior understanding or agreement of the parties shall be construed to obligate Seller to so Remove or agree to Remove any such matter, (iv) one half of all escrow or closing charges, (v) all premiums and charges of the Title Company for the CLTA Owner’s Title Policy, and (vi) all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer (but not with respect to any financing to be obtained by Buyer). The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6 Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any cash security deposits then held by Seller under the Leases.

6.7 Delayed Adjustment; Delivery of Operating and Other Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Property no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.7 shall survive the Closing and not be merged therein.

ARTICLE 7 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1 Closing Date. Subject to Seller’s right to extend the Closing as provided in this Agreement, Closing shall occur on the Closing Date. The parties shall conduct an escrow-style closing through the Title Company (or such other party selected by Buyer and Seller) so that it will not be necessary for any party to attend the Closing (Buyer and Seller shall have pre-Closings to finalize and sign all documents not later than the day prior to Closing, and deliver such items to the escrow agent).

7.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to the Escrow Agent no later than 11:00 a.m. Eastern Time on the Closing Date and causing the Escrow Agent to deposit the same in Seller’s designated account by 12:00 noon Eastern Time on the Closing Date. In addition, for each full or partial day after 12:00 noon Eastern Time on the Closing Date that Seller has not received in its account the payment specified in Article 3, Buyer shall pay to Seller at Closing (and as a condition thereto) an amount equal to the per diem proration for one (1) day. Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if such payment is not received in Seller’s designated account by 12:00 noon Eastern Time on the Closing Date.

7.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered the following:

(a) Deed. A deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b) Bill of Sale. A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c) Assignment of Tenant Leases. An assignment and assumption of tenant leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d) Assignment of Intangible Property. An assignment and assumption of the Contracts and the Other Property Rights (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e) Notice to Tenants. A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller

(g) Evidence of Authority. Documentation to establish to Buyer’s reasonable satisfaction the due authorization of Seller’s execution of this Agreement and all documents contemplated by this Agreement and the consummation of the Transaction

(h) Closing Statement. A Closing Statement Agreement which shall, among other items, set forth the Purchase Price, all credits against the Purchase Price, the amounts of all prorations and other adjustments to the Purchase Price and all disbursements made at Closing on behalf of Purchaser and Seller. (the “Closing Statement”).

(i) Title Affidavit. A Seller’s Title Affidavit in the form of Exhibit J attached hereto and incorporated herein by this reference.

(j) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(k) Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall, if the same may be assigned or quitclaimed by Seller, (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.

(l) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(m) Keys and Original Documents. Keys to all locks on the Real Property in Seller’s or Seller’s building manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

The items to be delivered by Seller in accordance with the terms of this Section 7.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date, except that the items in the paragraph entitled “Keys and Original Documents” shall be delivered by Seller outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4 Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a) Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b) Assignment of Leases. The Assignment of Leases executed and acknowledged by Buyer.

(c) Assignment of Intangible Property. The Assignment of Intangible Property executed and acknowledged by Buyer.

(d) Buyer’s As-Is Certificate. The certificate of Buyer required under Article 5 hereof.

(e) Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of this Agreement and the documents required to be delivered by Buyer pursuant to this Agreement and the consummation of the Transaction.

(f) Closing Statement. The Closing Statement.

(g) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(h) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) and following of this Section 7.4 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1 Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a) Corporate Approval. The unconditional approval of the Transaction by the Board of Directors of Wells Real Estate Investment Trust, Inc., in its sole and absolute discretion;

(b) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(c) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing; and

(d) Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2 Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a) Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b) Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement; and

(c) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

(d) Buyer’s Financing Contingency. Buyer shall have obtained, on or prior to the Due Diligence Deadline, a mortgage commitment (“Mortgage Commitment”) reasonably acceptable to it, for a loan secured by the Property (herein, the “Financing Contingency”). For purposes of satisfying Buyer’s Financing Contingency, such Mortgage Commitment shall provide for the following: (i) an original principal amount of not less than $4,368,000; and (ii) having an interest rate acceptable to Buyer. In the event Buyer does not elect to terminate this Agreement on or prior to the expiration of the Due Diligence Period in accordance with Section 5.3 herein, it shall also be a condition of Buyer’s obligation to close this transaction that such Mortgage Commitment be in full force and effect as of Closing. Buyer shall use commercially reasonable efforts to obtain such Mortgage Commitment on or prior to the Due Diligence Deadline.

8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1 Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1 Buyer’s Authorization. Buyer (and as used in this Section 9.1.1, the term Buyer includes any general partners or managing members of Buyer) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer, have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

9.2 Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1 Seller’s Authorization. Seller (and as used in this Section 9.2.1, the term Seller includes any general partners or managing members of Seller) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and as and to the extent required by law the State in which the Property is located, (b) subject to obtaining the approvals described in Subsection 8.1(a), is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder. Subject to obtaining the approvals described in Subsection 8.1(a), this Agreement and all documents contemplated hereunder to be executed by Seller, have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2 Other Seller’s Representations. To Seller’s knowledge:

(a) Except as listed in Exhibit L attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller which would, if determined adversely to Seller, materially adversely affect the Property.

(b) As of the date of this Agreement, Seller has not entered into any service, supply, maintenance or utility contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases, and (iii) the Permitted Exceptions.

(c) Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts except as listed in Exhibit L attached hereto.

(d) As of the date of this Agreement, the only tenants of the Property are the tenants listed in Exhibit M attached hereto and incorporated herein by this reference; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware.

(e) Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit L attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority with respect to the violation of of any zoning Law applicable to the Property.

(f) As of the date of this Agreement, except as set forth on Exhibit L attached hereto and except for defaults cured on or before the date hereof, Seller has neither (i) received any written notice from any tenant of the Property asserting or alleging that Seller is in default under such tenant’s Lease, nor (ii) sent to any tenant of the Property any written notice alleging or asserting that such tenant is in default under such tenant’s Lease.

(g) No Rents or Leases have been assigned, transferred or hypothecated by Seller, except by virtue of mortgage loan instruments which shall be paid in full by Seller at or prior to Closing, and except as set forth in Exhibit B attached hereto with respect to leasing commission agreements with respect to the Property.

(h) The Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller.

(i) Except as disclosed in the Title Commitment, as of the date of this Agreement and except as listed in Exhibit L attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental agency that any special assessments are pending, noted or levied against the Property.

(j) Except as disclosed in the Title Commitment, as of the date of this Agreement, Seller has not received any written notice of any proposed reassessments of the Property from the local taxing agencies which would, in the reasonable judgment of Seller, increase real property taxes or assessments against the Property.

(k) No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller, under the Federal Bankruptcy Code or any similar state or federal Law.

(l) The documents heretofore or hereafter delivered or otherwise made available to Buyer prior to Closing (i) include all documents used by Seller in the day-to-day operations and management of the Property, other than Confidential Materials, and (ii) are the same documents, other than Confidential Materials, used in connection with (A) the performance by Seller of its fiduciary obligations to its clients and investors, and (B) the preparation of financial statements and reports submitted to the clients and investors of Seller.

(m) As of the date of this Agreement, except as listed in Exhibit L attached hereto, Seller has not received any written notice from any insurance company that carries any of Seller’s insurance with respect to the Property that any portion of the Property violates any building, fire, or health code, statute, ordinance, rule or regulation applicable to the Property.

(n) There are no rights of first refusal, options or other agreements binding upon Seller whereby any individual or entity has the right to purchase all or any part of the Property.

9.3 General Provisions.

9.3.1 No Representation As to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

9.3.2 Seller’s Warranties Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.3 Notice of Breach; Seller’s Right to Cure. If after the expiration of the Due Diligence Period but prior to the Closing, Buyer or any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $50,000.00.

9.3.4 Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of one year and Seller shall only be liable to Buyer hereunder for a breach of Seller’s Warranties made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before one year after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.00.

ARTICLE 10 - COVENANTS

10.1 Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1 Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller until the Closing shall have been consummated, (a) the terms of the Agreement, (b) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by Seller or any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by Buyer or any Buyer’s Representatives in connection with its Due Diligence, and (c) the identity of Seller, and, if applicable, the identity of any direct or indirect owner of any beneficial interest in Seller. In addition, Buyer hereby agrees that, after Closing, it shall continue to hold, and shall cause Buyer’s Representatives to hold, the terms of this Agreement and the identity of Seller, and, if applicable, the identity of any direct or indirect owner of any beneficial interest in Seller in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, such information to any other person without the prior written consent of Seller. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (a) on a need-to-know basis to its employees, members of professional firms serving it or potential lenders, (b) as any governmental agency may require in order to comply with applicable Laws, and (c) to the extent that such information is a matter of public record. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2 Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of an pre-existing environmental or physical condition at the Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.2 Seller’s Covenants. Seller hereby covenants as follows:

10.2.1 Service Contracts.

(a) Without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed, between the date hereof and the Closing Date Seller shall not extend, renew, replace or modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall provide Buyer not less than three (3) Business Days’ prior written notice to provide its consent to any such contract, extension, renewal, replacement or modification. If Buyer fails to object in writing to any such proposed action within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed action. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such transaction that is proposed prior to the end of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the end of the Due Diligence Period and the Closing.

(b) On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2 Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that, except for breaches of this Section 10.2.2, Buyer shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property.

10.2.4 Estoppel Letters; Subordination Agreements. Seller shall cooperate with Buyer in preparing and delivering estoppel letters in the form of Exhibit K-1 attached hereto and incorporated herein by this reference. After such estoppel letters are delivered to the tenants, Seller shall use commercially reasonable efforts to assist Buyer in obtaining executed estoppel letters from each of the tenants prior to Closing; provided, however, that in no event shall Seller be required by the foregoing to pay any sums (or incur any other liability) to any tenants in connection with its attempts to obtain such estoppel letters. Notwithstanding any provision contained in this Agreement to the contrary, it shall not be a condition to Buyer’s obligations hereunder that any such estoppel letters are obtained from any of the tenants of the Property.

10.3 Mutual Covenants.

10.3.1 Publicity. Seller and Buyer each hereby covenant and agree that prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Release prior to Closing, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2 Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any other party claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3 Tax Protests, Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller in the manner provided in Section 6.3.

10.3.4 Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 - DEFAULT AND REMEDIES

11.1 Buyer Defaults. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for five (5) days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement. It is hereby agreed that, without resale, Seller’s damages will be difficult to ascertain and that the Deposit constitutes a reasonable liquidation thereof in connection with any termination of this Agreement as aforesaid, and are intended not as a penalty, but as full liquidated damages.

11.2 Seller Defaults. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and such circumstance in (i), (ii) or (iii) continues for five (5) days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12 - CONDEMNATION/CASUALTY

12.1 Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a) if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b) to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) Business Day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

12.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

12.4 Waiver. The provisions of this Article 12 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 12.

ARTICLE 13 - ESCROW

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

13.1 Deposit. The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

13.2 Delivery. If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

13.3 Failure of Closing. If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 13.3. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

13.4 Stakeholder. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

13.5 Taxes. Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is PURCHASERTAXID.

13.6 Execution By Escrow Agent. The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

ARTICLE 14 - LEASE EXPENSES

14.1 New Leases; Lease Modifications. After the LOI Date, except as may be permitted by the terms of this Section 14.1, Seller shall not, without Buyer’s prior written consent either (a) enter into a New Lease; (b) modify or amend any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant’s lease); or (c) consent to any assignment or sublease in connection with any Lease. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the end of the Due Diligence Period and the Closing. Notwithstanding the foregoing, if any Lease requires that the landlord’s consent be given under the applicable circumstances, then Buyer shall be deemed ipso facto to have approved such action; and if any Lease requires that the landlord’s consent be subject to standards of discretion (such as that such consent not be unreasonably withheld), then Buyer shall be obligated to consider Buyer’s consent under the same standard of discretion. Any notice from Buyer rejecting a proposed action shall include a description of the reasons for Buyer’s rejection. If Buyer rejects the proposed action, Seller nevertheless retains full right, power and authority to execute such documents as are necessary to effect such action, and Seller shall promptly advise Buyer of the same. The foregoing notwithstanding, in the event Buyer has rejected the proposed action but Seller nonetheless proceeds to effect it, Buyer shall have the right, within three (3) Business Days after receipt of Seller’s notice that Seller has taken such action, to elect to terminate this Agreement by the delivery to Seller of a written notice of termination, in which case the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement. If Buyer fails to notify Seller within such time period, Buyer shall be deemed to have fully waived any rights to terminate this Agreement pursuant to this Section 14.1. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, promptly after the execution and delivery thereof.

14.2 Lease Enforcement. From and after the date of this Agreement and until the Due Diligence Deadline, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer. From and after the Due Diligence Deadline, Seller shall not enforce any remedy of the landlord under any Lease that could result in a termination of such Lease, without the prior consent of Buyer, which shall not be unreasonably withheld. If Buyer fails to consent to such enforcement action within three (3) business days following notice from Seller, Buyer shall be deemed to have consented to such enforcement action.

ARTICLE 15 - MISCELLANEOUS

15.1 Buyer’s Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder. Nothwithstanding the foregoing, Buyer shall have the right, with prior written notice to Seller, to assign its rights under this Agreement to any entity affiliated with, controlled by, or under common control with or, having control over Buyer.

15.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent shall be the “Reporting Person” as hereinafter provided; Escrow Agent is either (i) the person responsible for closing the transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is SELLERTAXID.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be modified or amended except by a written instrument signed and delivered by both parties (but not the Escrow Agent), and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State in which the Property is located.

15.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) Business Day of such facsimile) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service), to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to Buyer:	Itzhak Shabtai and Nevona Shabtai, Trustees of Itzhak and Nevona Shabtai Family Trust dated July 19, 2002 3008 Croddy Way Santa Ana, California Telephone No.: 714-557-2000 Telecopy No.: 714-557-0402

with a copy to:	Ted Curtis Weitz, Attorney at Law 15332 Antioch Street Suite 534 Pacific Palisades, California 90272 Attention: Ted Weitz Telephone No.: 310-573-1238 Telecopy No.: 310-573-9348

If to Seller:

Wells/Orange County Associates

c/o Wells Real Estate Funds

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092-6040

Attention: F. Parker Hudson

Telephone No.: 770-243-8692

Telecopy No.: 770-243-8510

with a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attention: Alison B. Jones Telephone No.: 404.881.7557 Telecopy No.: 404-881-7777

15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof.

15.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

15.14 Seller § 1031 Exchange. Seller may elect, and Buyer is willing to accommodate such election, if applicable, to effectuate the sale of the Property by means of an exchange of “like-kind” property which will qualify as such under § 1031 of the Internal Revenue Code and all regulations issued thereunder, provided Buyer incurs no additional expenses or liability and is not delayed in its acquisition of the Property. In such event, notwithstanding any provisions hereof to the contrary, whether express or implied, Seller shall have the right to elect to assign all of Seller’s rights and obligations under this Agreement to a third party intermediary as part of and in furtherance of such a tax deferred exchange of properties, which assignment may reserve the right of Seller to directly transfer title to the Property to Buyer in order to eliminate duplicative documentation expenses and transfer taxes. Buyer agrees to such assignment for such purpose, and Buyer further agrees to assist and cooperate in such exchange and to execute any and all documents (subject to the reasonable approval of Buyer) as are reasonably necessary in connection with such exchange. Buyer further agrees to assist and cooperate in such exchange and to execute any and all documents (subject to the reasonable approval of Buyer) as are reasonably necessary in connection with such exchange, provided that such assistance and cooperation is at no cost, expense or liability to Buyer. It is understood and agreed that as part of such exchange, Buyer shall not be obligated to acquire title to or convey any property (other than the Property) as part of such exchange. Seller hereby agrees to indemnify and hold Buyer free and harmless from any cost, expense or liability, including without limitation reasonable attorneys’ fees resulting from Seller’s participation in such exchange.

15.15 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed Five Hundred Thousand and no/100 Dollars ($500,000). The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.16 Time of The Essence. Time is of the essence with respect to this Agreement.

15.17 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.18 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

15.19 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF ORANGE, STATE OF CALIFORNIA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF CALIFORNIA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

[SIGNATURES APPEAR ON NEXT PAGES]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:

WELLS/ORANGE COUNTY
ASSOCIATES, a Georgia joint venture

By:	Wells Operating Partnership, L.P., as administrative venture partner

	By:	Wells Real Estate Investment Trust, Inc., as general partner

By:
Its:

BUYER: ITZHAK SHABTAI AND NEVONA SHABTAI, TRUSTEES OF ITZHAK AND NEVONA SHABTAI FAMILY TRUST DATED JULY 19, 2002, a California family trust

By:
Name:
Title:

The undersigned has executed this Agreement solely to confirm its agreement to (i) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (ii) comply with the provisions of Article 13 and Section 15.2.

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:
Date: , 2003

MAY 30, 2003

EXHIBIT A

LEGAL DESCRIPTION

That certain real property located in the County of Orange, State of California, described as follows:

PARCEL A:

Parcel 1, as shown on a Map filed in book 233, pages 1 and 2 of Parcel Maps, in the office of the County Recorder of said County.

PARCEL B:

A non-exclusive easement for roadways for vehicular ingress and egress, for parking of motor vehicles, for installation, maintenance and repair of sewer, water, gas, telephone and electrical facilities and other utilities necessary for the operation of the improvements, and for surface drainage, as said easements are set forth in that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions and Reciprocal Easement Agreement for Paragon Business Center recorded September 7, 1988 as Instrument No. 88-449724 of Official Records of Orange County, California.